Exhibit 99.1

160 CASSELL ROAD BOX 144 HARLEYSVILLE, PA 19438 (215) 723-6751 FAX (215) 723-6758 TRADED: NYSE SYMBOL: MPR	NEWS RELEASE

date:	February 26, 2003
for release:	Immediate
contact:	William L. Kacin, Chairman/CEO/President

Met-Pro Corporation Announces Financial Results
for the Fiscal Year Ended 1/31/2003

• 17% Sales Increase Over 4th Quarter Last Year
• Quarterly Net Income Increase 35% Over Last Year
• 32% Earnings Per Share Increase Over 4th Quarter Last Year
• Highest Quarterly Earnings Per Share in the Past Six Quarters
• Backlog of Orders Increase 11% Over Same Period Last Year

Harleysville, PA, February 26 - William L. Kacin, Chairman and Chief Executive Officer of Met-Pro Corporation (NYSE: MPR), today announced sales and earnings per share for the fourth quarter and full year ended January 31, 2003.

Sales for the fourth quarter were $18.5 million, which was 17% above last year’s fourth quarter sales of $15.8 million. Sales for the fiscal year ended January 31, 2003 totaled $69.6 million, compared to $70.1 million for the same period last year.

Net income for the fourth quarter ended January 31, 2003 totaled $1.8 million compared to $1.3 million for the same quarter of last year, an increase of 35%. This increase was due to higher gross margins enjoyed in the Company’s Product Recovery/Pollution Control Equipment segment combined with cost reductions in both segments, which were initiated during the fourth quarter of last year.

Basic and diluted earnings per share were up $.07 to $.29, an increase of 32% over the $.22 earned during last year’s fourth quarter and were the highest in the Company’s past six quarters. Basic and diluted earnings per share were $.95 for the fiscal year ended January 31, 2003 compared to $1.01 for the prior fiscal year end. The lower earnings per share for the fiscal year were principally related to a $0.4 million or approximately $.05 per share net gain on the sale of property and equipment associated with our Systems Division’s operations during the fiscal year ended January 31, 2002.

Backlog of booked and unbooked orders awaiting drawing approval increased 11% to $15.8 million compared to $14.2 for the fiscal year ended January 31, 2002. A high percentage of this backlog is scheduled to be shipped during the current fiscal year.

In making this announcement, Kacin stated that “while it is difficult to predict the future, last year’s results demonstrate that our team at all of our operations is capable of adjusting to and handling the current economic realities and delivering solid results. Based on our lean, mean and motivated organizational structure, we are well positioned to deliver outstanding results as top line performance improves. We are optimistic about our future prospects.”

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a manufacturer of air and water pollution control systems; fume scrubbers and odor control equipment; fluid handling equipment for corrosive, abrasive and high temperature liquids; filter products for drinking water, industrial and custom applications; wet and dry particulate dust collectors; specialty chemicals for controlling corrosion and reducing lead/copper in public drinking water; and state-of-the-art fans for laboratory and clean room applications.

Met-Pro Corporation
Consolidated Statement of Operations
(unaudited)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2003	2002	2003	2002

Net sales	$18,475,723	$15,796,676	$69,619,382	$70,088,446
Cost of goods sold	12,046,628	10,472,312	45,439,557	46,060,214

Gross profit	6,429,095	5,324,364	24,179,825	24,028,232

Operating expenses
Selling	1,674,568	1,564,933	7,139,082	6,998,234
General and administrative	2,093,749	1,649,199	7,885,757	7,578,073

Income from operations	2,660,778	2,110,232	9,154,986	9,451,925

Interest expense	(126,158)	(126,488)	(505,394)	(557,855)
Other income, net	76,958	129,419	278,126	852,885

Income before taxes	2,611,578	2,113,163	8,927,718	9,746,955

Provision for taxes	797,109	771,305	3,039,339	3,557,638

Net income	$1,814,469	$1,341,858	$5,888,379	$6,189,317

Basic earnings per share	$.29	$ .22	$.95	$1.01
Diluted earnings per share	$.29	$ .22	$.95	$1.01

Average common shares outstanding:
Basic shares	6,176,168	6,111,659	6,179,618	6,109,141
Diluted shares	6,218,484	6,146,715	6,221,496	6,143,837

Condensed Consolidated Balance Sheet
(unaudited)

	January 31,
	2003	2002

Assets
Current assets	$40,631,745	$37,411,679
Property, plant and equipment, net	11,950,422	12,505,114
Costs in excess of net assets of business acquired, net	20,798,913	17,780,767
Other assets	373,591	372,632

Total assets	$73,754,671	$68,070,192

Liabilities and stockholders’ equity
Current liabilities	$9,750,309	$10,151,149
Long-term debt	7,111,995	7,125,195
Other liabilities	846,482	514,454

Total liabilities	17,708,786	17,790,798

Stockholders’ equity	56,045,885	50,279,394

Total liabilities and stockholders’ equity	$73,754,671	$68,070,192

Met-Pro Corporation
Consolidated Business Segment Data
(unaudited)

	Years Ended January 31,
	2003	2002

Net sales
Product recovery/pollution control equipment	$46,094,834	$44,498,316
Fluid handling equipment	23,524,548	25,590,130

	$69,619,382	$70,088,446

Income from operations
Product recovery/pollution control equipment	$6,039,173	$5,144,940
Fluid handling equipment	3,115,813	4,306,985

	$9,154,986	$9,451,925

Identifiable assets at January 31
Product recovery/pollution control equipment	$41,396,626	$38,945,179
Fluid handling equipment	18,417,187	18,209,157

	59,813,813	57,154,336
Corporate	13,940,858	10,915,856

	$73,754,671	$68,070,192

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company) contains statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation of purchase orders, product development activities, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws.

Met-Pro stock is traded on the New York Stock Exchange, Symbol MPR.
To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s Web site at www.met-pro.com.
Contact:	William L. Kacin, Chairman/CEO/President
215-723-6751, Fax: 215-723-6758
E-mail: mpr@met-pro.com